Etsy, Inc. Reports Fourth Quarter and Full Year 2016 Financial Results
Increasing Brand Marketing Investments in 2017
Issues 2017 Financial Guidance and Raises 2016-2018 Outlook for Revenue and GMS

Brooklyn, NY - February 28, 2017 - Etsy, Inc. (NASDAQ: ETSY), which builds markets, services and economic opportunity for creative entrepreneurs, today announced financial results for its fourth quarter and full year ended December 31, 2016.

“We exited 2016 with strong momentum,” said Chad Dickerson, Etsy, Inc. CEO and Chairman. “We delivered fourth quarter and full year financial results that exceeded our guidance, introduced new products such as Google Shopping and launched our first-ever global brand campaign. We kicked off 2017 by unveiling Etsy Studio, a new global craft supplies market, and by revamping the seller experience with the launch of our new streamlined seller dashboard, Shop Manager. These announcements underscore our bold, ambitious efforts to support creative entrepreneurs and we believe they create new long-term growth opportunities for Etsy. We are very excited about our future.”

Fourth Quarter 2016 Financial Summary
(in thousands except percentages; unaudited)

	Three Months Ended December 31,		% Growth Y/Y		Year Ended December 31,		% Growth Y/Y
	2015	2016			2015	2016

GMS	$741,488	$865,207	16.7%		$2,388,387	$2,841,985	19.0%
Revenue	$87,895	$110,209	25.4%		$273,499	$364,967	33.4%
Markets revenue	$39,796	$46,936	17.9%		$132,648	$158,204	19.3%
Seller Services revenue	$47,230	$61,744	30.7%		$136,608	$200,857	47.0%
Net loss	$(4,232)	$(21,383)	405.3%		$(54,063)	$(29,901)	(44.7)%
Adjusted EBITDA	$14,049	$15,277	8.7%		$31,007	$57,124	84.2%

Active sellers	1,563	1,748	11.8%		1,563	1,748	11.8%
Active buyers	24,046	28,566	18.8%		24,046	28,566	18.8%
Percent mobile visits	61%	65%	400	bps	60%	64%	400	bps
Percent mobile GMS	44%	49%	500	bps	43%	48%	500	bps
Percent international GMS	29.2%	30.4%	120	bps	29.8%	30.4%	60	bps

For information about how we define these metrics, see our Annual Report on Form 10-K for the year ended December 31, 2016 filed with the SEC on February 28, 2017.

Fourth Quarter 2016 Operational Highlights

GMS was $865.2 million, up 16.7% compared with the fourth quarter of 2015. On a currency-neutral basis (excluding the direct impact of currency translation on GMS from goods that are not listed in U.S. dollars) GMS growth in the fourth quarter of 2016 would have been 18.2%. GMS growth was driven by 11.8% year-over-year growth in active sellers and 18.8% year-over-year growth in active buyers.

Continuing the trend we've seen for multiple quarters, mobile visits once again grew faster than desktop visits. Percent mobile visits was approximately 65% compared with approximately 61% in the fourth quarter of 2015 and flat compared with the third quarter of 2016. Percent mobile GMS was approximately 49% compared with approximately 44% in the fourth quarter of 2015, and flat compared with the third quarter of 2016. Year-over-year conversion rates increased across desktop, mobile web and mobile app for the fifth consecutive quarter. During the fourth quarter, the year-over-year growth in mobile GMS together with the strength in overall mobile conversion rates resulted in a slight narrowing of the gap between mobile visits and mobile GMS. Mobile app and mobile web GMS each continued to grow significantly faster than desktop GMS during the fourth quarter.

Percent international GMS was 30.4% in the fourth quarter of 2016, up from 29.2% in the fourth quarter of 2015, and flat compared with the third quarter of 2016.

During the fourth quarter of 2016, percent international GMS was largely driven by continued robust GMS growth between U.S. buyers and international sellers and GMS growth between buyers and sellers outside of the U.S., both in the same country and cross-border. GMS growth between international buyers and sellers in the same country remained the fastest growing category of international GMS. GMS between international buyers and sellers in the same country grew 44% year-over-year during the fourth quarter, and has grown from our smallest GMS category to be more similar in size to GMS between international buyers and sellers in different countries; both of these GMS categories are now larger than GMS between U.S. sellers and international buyers. We believe the robust growth in GMS between international buyers and sellers in the same country demonstrates the progress we are making on our strategy to build and deepen local Etsy communities around the world. GMS between U.S. sellers and international buyers declined 8% in the fourth quarter. While we continue to believe that the decline in this GMS category is indicative of the indirect impact of fluctuating currency exchange rates on international buyer behavior, given this GMS category's size relative to other GMS categories, the indirect impact of fluctuating currency has become less of a headwind to our GMS growth.

Recent Operational Highlights:

Throughout 2016, we launched products and services to complement our markets and services platform, to help our sellers around the world turn their creative passion into a business and to improve the global buyer experience. In April 2016 we launched Pattern by Etsy, our fourth paid Seller Service, expanded Direct Checkout into 14 new countries, added expedited United States Postal Service Shipping Labels, partnered with Google to launch our Google Shopping tool, added to our search and machine learning capabilities with the acquisition of Blackbird Technologies and launched our first-ever global brand campaign called "Difference Makes Us" to highlight Etsy as a go-to shopping destination for buyers around the world. Given the early success of our brand campaign, we intend to expand our investment in the Etsy brand throughout 2017.

Looking ahead, 2017 is off to a strong start with several key product developments: These include:

•
We announced our plan to launch a market dedicated to craft supplies. Etsy Studio will enable craft supplies sellers to tap into a larger audience of crafters, makers and DIY enthusiasts around the world. The market, which we expect to launch in April 2017, will offer millions of listings along with content such as tutorials and craft ideas, so buyers will be able to find both materials and inspiration for their next projects.

•
We launched Shop Manager so that sellers can track orders, manage inventory, view metrics and statistics and have conversations with buyers, for all of their Etsy channels in one place. It's a centralized operating hub for sellers to manage all aspects of their Etsy businesses.

•
We are improving and streamlining the checkout process with our recent launch of multi-shop checkout and the upcoming launch of guest checkout. Multi-shop checkout enables buyers to complete purchases from multiple sellers with Direct Checkout in one simple transaction and guest checkout will allow buyers to make purchases from sellers without creating or signing into an Etsy account.

Fourth Quarter 2016 Financial Highlights

Total revenue was $110.2 million, up 25.4% year-over-year, driven by growth in both Markets and Seller Services revenue. Markets revenue grew 17.9%, primarily due to growth in transaction fee revenue and, to a lesser extent, growth in listing fee revenue. Seller Services revenue grew 30.7% year-over-year, driven primarily by revenue growth in Direct Checkout. Seller Services revenue also benefited from revenue growth from Promoted Listings and to a lesser extent, Shipping Labels, as well as a modest contribution from Pattern by Etsy. During the fourth quarter, we reached the 1-year anniversary of the integration of Paypal into Direct Checkout, which had been a substantial driver of year-over-year Direct Checkout and overall Seller Services revenue growth during 2016. This anniversary will have an impact on our Seller Services revenue growth in 2017.

Gross profit for the fourth quarter was $73.2 million, up 26.9% year-over-year, and gross margin was 66.4%, up 80 bps compared with 65.6% in the fourth quarter of 2015. Gross profit grew faster than revenue in the fourth quarter due to the leverage we achieved in technology infrastructure.

Total operating expenses were $69.8 million in the fourth quarter, up 41.5% year-over-year, and represented 63.3% of revenue, up from 56.1% in the fourth quarter of 2015. The increase in operating expenses as a percent of revenue is primarily due to an increase in employee-related expenses related to our acquisition of Blackbird Technologies and marketing expenses related to our brand campaign.

During the fourth quarter, marketing expenses were $31.0 million, up 38.0% year-over-year and represented 28.1% of revenue compared with 25.6% in the fourth quarter of 2015. The increase in marketing expenses as a percentage of revenue was driven primarily by brand marketing spend, mostly on YouTube and Facebook and, to a lesser extent, digital marketing (which excludes brand marketing-related spend on YouTube and Facebook) and employee-related expenses. Digital marketing spend increased 8.4% year-over-year during the fourth quarter.

Product development expenses were $16.1 million, up 43.8% year-over-year, primarily due to higher employee-related expenses including the acquisition of Blackbird Technologies. Product development expenses increased as a percentage of revenue to 14.6% compared with 12.8% in the fourth quarter of 2015.

G&A expenses were $22.7 million, up 45.0% year-over-year, driven by increased employee-related expenses, a favorable 2015 mark-to-market adjustment of stock-based compensation related to ALM, depreciation expense related to our new Brooklyn headquarters and professional services spend mainly related to compliance with Sarbanes-Oxley. G&A expenses increased as a percentage of revenue to 20.5% compared with 17.7% in the fourth quarter of 2015.

Based on build-to-suit accounting requirements, we recognized $0.8 million and $2.1 million in incremental depreciation and non-cash interest expense, respectively, in the fourth quarter related to our new Brooklyn headquarters, as expected. For more information on the cash impact of our build-to-suit lease agreement, please refer to “Note 14—Commitments and Contingencies” in the Notes to Consolidated Financial Statements in our 2016 Form 10-K filing with the Securities and Exchange Commission.

Net loss for the fourth quarter of 2016 was $21.4 million, compared with a $4.2 million net loss in the fourth quarter of 2015. Etsy’s net loss in the fourth quarter of 2016 included a foreign exchange loss of $18.0 million, a tax provision of $4.8 million and $2.1 million in interest expense associated with the build-to-suit lease accounting related to our new headquarters, all primarily non-cash.

Non-GAAP Adjusted EBITDA for the fourth quarter was $15.3 million and grew 8.7% year-over-year. Non-GAAP Adjusted EBITDA margin (i.e., non-GAAP Adjusted EBITDA divided by revenue) was 13.9%, down 210 bps year-over-year. Non-GAAP Adjusted EBITDA performance was driven primarily by higher employee-related costs.

Net cash provided by operating activities was $18.5 million in the fourth quarter of 2016 compared with $10.2 million in the fourth quarter of 2015. The increase in net cash provided by operating activities for the quarter was mainly driven by revenue growth.

Cash, marketable securities and short-term investments were $282.1 million as of December 31, 2016.

Issuing 2017 Financial Guidance and Raising 2016-2018 Outlook for Revenue and GMS

We believe our recent and planned investments will enable Etsy to continue to deliver long-term, sustainable growth to our stakeholders. We are providing 2017 guidance and increasing our outlook for GMS and revenue within our 2016-2018 guidance:

	2016-2018 CAGR Range	2017 Guidance
GMS Growth	16-17%	15-17%
Revenue Growth	23-25%	20-22%
Gross Margin (by end of 2018)	Mid 60s (%)	Mid 60s (%)
Adjusted EBITDA Margin (by end of 2018)	High teens (%)	12-14%

•
Based on our progress in 2016 and our expectations for 2017 and 2018, we now expect to achieve a 2016-2018 GMS CAGR in the 16-17% range and a 2016-2018 revenue CAGR in the 23-25% range. In 2017, we expect GMS growth to range between 15-17% and revenue growth to range between 20-22%.

•	We anticipate that the key factors impacting revenue and GMS growth through 2018 will include:

◦	Conversion rate gains across mobile and desktop that reflect improvements in our search and recommendation capabilities.

◦	A digital marketing ROI that continues to outperform our two-year LTV model.

◦	Further narrowing of the gap between mobile visits and mobile GMS, driven by mobile GMS performance.

◦
International GMS growth that exceeds growth in domestic U.S. GMS driven by our efforts to build local communities and foster local connections and currency exchange rates that are stable compared to average levels in December 2016.

◦	Continued Seller Services revenue growth, although at a slower pace than what we achieved in 2016, driven by both adoption and product enhancements.

◦	Modest contributions from recent Seller Services and tools, including Google Shopping and Pattern by Etsy.

•
We are reiterating our expectation that we will exit 2018 with a full-year gross margin that is in the Mid-60s percent range, and we expect 2017 gross margin to also be in the Mid-60s percent range. We continue to anticipate that the key factors impacting our gross margin forecast over our 2016-2018 guidance period include:

◦	Revenue growth from our existing Seller Services, driven by both adoption and product enhancements.

◦	The impact of new Seller Services such as Pattern by Etsy.

•	We also reiterate our expectation that we will exit 2018 with a high teens Adjusted EBITDA margin. For 2017, we anticipate that the key factors impacting Adjusted EBITDA include:

◦
We expect overall marketing expenses as a percent of revenue to increase for 2017, primarily driven by investment in our first-ever brand marketing campaign that we launched in late 2016. We expect to increase our investment in brand marketing in 2017.

◦
Our acquisition of Blackbird Technologies is expected to drive an increase in product development expenses as a percent of revenue in 2017. We will recognize additional product development expenses of approximately $3 million in the first quarter of 2017 and approximately $2 million per quarter over the next three years. This amount will consist of contingent consideration, in the form of both stock and cash compensation expense, of approximately $1.4 million and amortization expense related to the acquired intangible asset of approximately $0.6 million.

◦	We expect G&A expense as a percent of revenue to decline in 2017.

◦	Based on these factors, we expect 2017 Adjusted EBITDA margin to range between 12% and 14%.

◦	Excluding our brand marketing investment, 2017 Adjusted EBITDA margin would be approximately flat compared with 2016.
Etsy is not able, at this time, to provide GAAP targets for net income margin for the full year 2017 and 2016-2018 because of the unreasonable effort of estimating certain non-cash items that are excluded from non-GAAP Adjusted EBITDA margin, including provision for income taxes, acquisition-related stock-based compensation expense and foreign exchange gain or loss, the effect of which may be significant.

Update on Chief Financial Officer Transition
As previously announced, Etsy's current CFO, Kristina Salen, will leave the company at the end of March 2017 to pursue other professional opportunities. Etsy is actively engaged in a search for her successor. We have a deep bench of talent throughout our finance team and our Board of Directors, and our management team continues to work closely with Kristina to ensure a smooth and seamless transition.

Webcast and Conference Call Replay Information

Etsy will host a webcast to discuss these results at 5:30 p.m. ET today. To access the live webcast, please visit the Etsy Investor Relations website, investors.etsy.com and go to the Investor Events section.

A replay will be available following the live webcast and may be accessed on the same website. A telephonic replay will also be available through midnight ET on March 14, 2017 at (855) 859-2056 or (404) 537-3406; conference ID 95201314.

About Etsy

Etsy is a global creative commerce platform. We build markets, services and economic opportunity for creative entrepreneurs. Within our markets, millions of people around the world connect, both online and offline, to make, sell and buy unique goods. We also offer a wide range of Seller Services and tools that help creative entrepreneurs start, manage and scale their businesses. Our mission is to reimagine commerce in ways that build a more fulfilling and lasting world, and we're committed to using the power of business to strengthen communities and empower people.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Investor Relations Contact:
Etsy, Jennifer Beugelmans, ir@etsy.com

Media Relations Contact:
Etsy, Kelly Clausen, press@etsy.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements include quotations from management, information related to our possible or assumed future results of operations and expenses, our financial guidance, our mission, business strategies and plans, business environment, product capabilities and release timing and future growth. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “expects,” “may,” “plans,” “will,” “intends,” or similar expressions and the negatives of those words.

Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include (i) our history of operating losses; (ii) the fluctuation of our quarterly operating results; (iii) our ability to attract and retain an active and engaged community of Etsy sellers and Etsy buyers; (iv) the importance to our success of the trustworthiness of our markets and the connections within our community; (v) adherence to our values and our focus on long-term sustainability, which may negatively influence our short- or medium-term financial performance; (vi) our ability to enhance our current offerings and develop new offerings to respond to the changing needs of Etsy sellers and buyers; (vii) increases in our marketing efforts to help grow our business, which may not be effective; (viii) the effectiveness of our mobile solutions for Etsy sellers and Etsy buyers; (ix) our ability to expand successfully outside of the United States; (x) our payments system, which depends on third-party providers and is subject to evolving laws and regulations; (xi) macroeconomic conditions, global and political events; (xii) risks related to cyber attacks; and (xiii) our ability to compete effectively. These risks and uncertainties are more fully described in our filings with the Securities and Exchange Commission, including in the section entitled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2016.

Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.

Etsy, Inc.
Condensed Consolidated Balance Sheets
(in thousands; unaudited)

	As of December 31,
	2015	2016

ASSETS
Current assets:
Cash and cash equivalents	$271,244	$181,592
Short-term investments	21,620	100,494
Accounts receivable, net	20,275	26,426
Prepaid and other current assets	9,521	15,571
Deferred tax charge—current	17,132	17,132
Funds receivable and seller accounts	19,262	29,817
Total current assets	359,054	371,032
Restricted cash	5,341	5,341
Property and equipment, net	105,021	126,407
Goodwill	27,752	35,657
Intangible assets, net	2,871	7,507
Deferred tax charge—net of current portion	51,396	34,264
Other assets	1,626	985
Total assets	$553,061	$581,193
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$14,382	$10,978
Accrued expenses	31,253	24,179
Capital lease obligations—current	5,610	6,829
Funds payable and amounts due to sellers	19,262	29,817
Deferred revenue	4,712	5,648
Other current liabilities	4,903	6,557
Total current liabilities	80,122	84,008
Capital lease obligations—net of current portion	7,571	5,296
Deferred tax liabilities	61,420	65,068
Facility financing obligation	51,804	57,360
Other liabilities	21,646	24,704
Total liabilities	222,563	236,436
Total stockholders’ equity	330,498	344,757
Total liabilities and stockholders’ equity	$553,061	$581,193

Etsy, Inc.
Condensed Consolidated Statements of Operations
(in thousands except share and per share amounts; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2016	2015	2016

Revenue	$87,895	$110,209	$273,499	$364,967
Cost of revenue	30,196	37,005	96,979	123,328
Gross profit	57,699	73,204	176,520	241,639
Operating expenses:
Marketing	22,476	31,011	66,771	82,799
Product development	11,207	16,116	42,694	55,083
General and administrative	15,600	22,625	68,939	86,180
Total operating expenses	49,283	69,752	178,404	224,062
Income (loss) from operations	8,416	3,452	(1,884)	17,577
Other expense, net	(6,308)	(20,048)	(26,110)	(20,453)
Income (loss) before income taxes	2,108	(16,596)	(27,994)	(2,876)
Provision for income taxes	(6,340)	(4,787)	(26,069)	(27,025)
Net loss	$(4,232)	$(21,383)	$(54,063)	$(29,901)
Net loss per share—basic and diluted	$(0.04)	$(0.19)	$(0.59)	$(0.26)
Weighted average common shares outstanding—basic and diluted	111,677,599	115,296,380	91,122,291	113,562,738

Etsy, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands; unaudited)

	Year Ended December 31,
	2015	2016

Cash flows from operating activities
Net loss	$(54,063)	$(29,901)
Adjustments to reconcile net loss to net cash provided by operating activities:
Stock-based compensation expense	8,981	13,168
Stock-based compensation expense—acquisitions	1,860	2,733
Contribution of stock to Good Work Institute (formerly Etsy.org)	3,200	—
Depreciation and amortization expense	18,550	22,525
Bad debt expense	1,780	1,770
Foreign exchange loss	21,775	14,951
Amortization of debt issuance costs	167	184
Non-cash interest expense	—	5,337
Interest on marketable securities	—	914
Net unrealized loss on warrant and other liabilities	3,133	—
Loss on disposal of assets	1,319	1,143
Loss on asset impairment	—	551
Amortization of deferred tax charge	17,132	17,132
Excess tax benefit from exercise of stock options	(3,944)	(3,235)
Changes in operating assets and liabilities, net of acquisition	9,321	(513)
Net cash provided by operating activities	29,211	46,759
Cash flows from investing activities
Acquisition of business, net of cash acquired	—	(7,880)
Purchases of property and equipment	(11,116)	(35,981)
Development of internal-use software	(9,719)	(11,769)
Purchases of marketable securities	(26,040)	(160,504)
Sales of marketable securities	23,592	80,704
Net cash used in investing activities	(23,283)	(135,430)
Cash flows from financing activities
Proceeds from public offering	199,467	—
Repurchase of stock	—	(1,258)
Proceeds from exercise of stock options	3,626	10,568
Excess tax benefit from the exercise of stock options	3,944	3,235
Payments on capitalized lease obligations	(3,377)	(6,086)
Deferred payments on acquisition of business	—	(649)
Payments relating to public offering	(4,052)	—
Net cash provided by financing activities	199,608	5,810
Effect of exchange rate changes on cash	(3,951)	(6,791)
Net increase (decrease) in cash and cash equivalents	201,585	(89,652)
Cash and cash equivalents at beginning of period	69,659	271,244
Cash and cash equivalents at end of period	$271,244	$181,592

Use of Non-GAAP Financial Measures

In this press release, we provide Adjusted EBITDA, a non-GAAP financial measure that represents our net loss adjusted to exclude: interest and other non-operating expense, net; provision for income taxes; depreciation and amortization; stock-based compensation expense; loss on asset impairment; net unrealized (gain) loss on warrant and other liabilities; foreign exchange loss; acquisition-related expenses and contributions to Good Work Institute (formerly Etsy.org). Following is a reconciliation of Adjusted EBITDA to net loss, the most directly comparable GAAP financial measure.
We have included Adjusted EBITDA in this press release because it is a key measure used by our management and board of directors to evaluate our operating performance and trends, allocate internal resources, prepare and approve our annual budget, develop short- and long-term operating plans, determine incentive compensation and assess the health of our business. As our Adjusted EBITDA increases, we are able to invest more in our platform. We believe that Adjusted EBITDA can provide a useful measure for period-to-period comparisons of our business as it removes the impact of certain non-cash items and certain variable charges.
Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted EBITDA does not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;

•	Adjusted EBITDA does not consider the impact of stock-based compensation expense or changes in the fair value of warrants;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•	Adjusted EBITDA does not consider the impact of foreign exchange loss;

•	Adjusted EBITDA does not consider the impact of loss on asset impairment;

•	Adjusted EBITDA does not reflect acquisition-related expenses;

•	Adjusted EBITDA does not reflect other non-operating expenses, net of other non-operating income, including net interest expense;

•	Adjusted EBITDA does not reflect the impact of our contributions to Good Work Institute (formerly Etsy.org); and

•	other companies, including companies in our industry, may calculate Adjusted EBITDA differently, which reduces its usefulness as a comparative measure.
Because of these limitations, you should consider Adjusted EBITDA alongside other financial performance measures, including net loss and our other GAAP results.

Reconciliation of Net Loss to Non-GAAP Adjusted EBITDA
(in thousands; unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2016	2015	2016

Net loss	$(4,232)	$(21,383)	$(54,063)	$(29,901)
Excluding:
Interest and other non-operating expense, net(1)	263	2,026	1,202	5,502
Provision for income taxes	6,340	4,787	26,069	27,025
Depreciation and amortization(1)	4,509	6,905	18,550	22,525
Stock-based compensation expense(2)	2,422	4,160	8,981	13,168
Stock-based compensation expense—acquisitions(2)	(1,298)	151	1,860	2,733
Loss on asset impairment	—	551	—	551
Net unrealized (gain) loss on warrant and other liabilities	(3)	—	3,133	—
Foreign exchange loss	6,048	18,022	21,775	14,951
Acquisition-related expenses	—	58	—	570
Contribution to Good Work Institute (formerly Etsy.org)(3)	—	—	3,500	—
Adjusted EBITDA	$14,049	$15,277	$31,007	$57,124

(1) Included in interest and depreciation expense amounts above, interest and depreciation expense related to our new headquarters under build-to-suit accounting requirements, which commenced in May 2016, in the three and twelve months ended December 31, 2015 and 2016 is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2016	2015	2016

Interest expense	$—	$2,065	$—	$5,337
Depreciation	—	820	—	2,186

(2) Total stock-based compensation expense included in the consolidated statements of operations is as follows (in thousands):

	Three Months Ended December 31,		Year Ended December 31,
	2015	2016	2015	2016

Cost of revenue	$190	$319	$871	$1,057
Marketing	211	343	560	971
Product development	879	1,962	2,860	5,079
General and administrative	(156)	1,687	6,550	8,794
Total stock-based compensation expense	$1,124	$4,311	$10,841	$15,901

(3) Etsy made a one-time contribution of 188,235 shares of common stock totaling $3.2 million and $0.3 million to Good Work Institute (formerly Etsy.org) during the first and second quarters of 2015, respectively.